Exhibit 99.1

VIRAGEN, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	Actual September 30, 2006	Pro Forma September 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$537,134	$5,982,062
Accounts receivable	56,489	56,489
Inventories	1,861,339	1,861,339
Prepaid expenses	811,178	666,936
Other current assets	249,540	160,837

Total current assets	3,515,680	8,727,663
Property, plant and equipment
Land, building and improvements	4,859,651	4,859,651
Equipment and furniture	4,097,178	4,097,178

	8,956,829	8,956,829
Less accumulated depreciation	(4,242,301)	(4,242,301)

	4,714,528	4,714,528
Goodwill	3,907,566	3,907,566
Developed technology, net	1,514,134	1,514,134
Deposits and other assets	132,482	100,786

	$13,784,390	$18,964,677

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities
Accounts payable	$1,751,097	$1,751,097
Accrued expenses and other liabilities	1,649,631	880,706
Current portion of convertible notes and debentures	485,131	72,770
Short term borrowings	70,969	70,969
Current portion of long-term debt	203,325	203,325

Total current liabilities	4,160,153	2,978,867
Convertible notes and debentures, less current portion	9,844,394	9,394,166
Long-term debt, less current portion	628,738	628,738
Deferred income tax liability	401,756	401,756
Royalties payable	107,866	107,866

Subsidiary redeemable preferred stock	779,292	—

Commitments and contingencies

Stockholders’ deficit (equity)
Convertible 10% Series A cumulative preferred stock, $1.00 par value. Authorized 375,000 shares; 2,150 shares issued and outstanding at September 30, 2006. Liquidation preference value: $10 per share, aggregating $21,500 at September 30, 2006	2,150	2,150
Convertible Series J 24% cumulative convertible preferred stock, $1.00 par value. Authorized 60,000 shares; 52,150 shares issued and outstanding at September 30, 2006. Liquidation preference value: $100 per share, aggregating $5,215,000 at September 30, 2006	5,215,000	—
Common stock, $.01 par value. Authorized 250,000,000 shares at September 30, 2006; 47,726,773 shares issued and outstanding at September 30, 2006	477,268	1,197,318
Capital in excess of par value	159,499,130	173,483,566
Accumulated deficit	(170,309,220)	(172,207,613)
Accumulated other comprehensive income	2,977,863	2,977,863

Total stockholders’ deficit (equity)	(2,137,809)	5,453,284

	$13,784,390	$18,964,677

The above balance sheets as of September 30, 2006 are presented on an actual basis at that date and on a pro forma basis to give effect at that date to the following subsequent events:

•	our receipt of the estimated net proceeds from the sale of 72,004,951 units, including 5,004,951 over-allotment units, at a purchase price of $0.26 per unit, plus exercise of the $100 purchase option, less a 6% underwriter discount on the units and $1,070,000 in estimated offering expenses;

•	redemption of our Series J cumulative convertible preferred stock, including related accrued and unpaid dividends;

•	redemption of our majority-owned subsidiary Viragen International’s Series C and D cumulative preferred stock, including related accrued and unpaid dividends; and

•	early retirement of a portion of our convertible debentures.

The balance sheets do not reflect the issuance of 553,380 shares of our common stock in October 2006 as payment of quarterly interest on our June 2004 convertible notes. The actual September 30, 2006 balance sheet does not reflect the issuance by Viragen International in October 2006 of 3,150 shares of its Series D cumulative preferred stock. Viragen International received net proceeds of approximately $291,000 in connection with this transaction. In addition, the pro forma balance sheet does not reflect the results of operations since September 30, 2006.